Exhibit 5.1

September 24, 2013

Cummins Inc.
500 Jackson Street
Box 3005
Columbus, Indiana 47202-3005

Ladies and Gentlemen:

We have acted as special counsel for Cummins Inc., an Indiana corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-191189), as amended (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 16, 2013, and the prospectus supplement, dated September 19, 2013 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 3.650% Senior Notes due 2023 (the “2023 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”) in the manner set forth in the Registration Statement and the Prospectus.  The Notes have been issued under the Indenture, dated as of September 16, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, between the Company and the Trustee, establishing the terms and providing for the issuance of the 2023 Notes (the “2023 Supplemental Indenture”), and by a supplemental indenture, between the Company and the Trustee, establishing the terms and providing for the issuance of the 2043 Notes (the “2043 Supplemental Indenture”).

As special counsel to the Company in connection with the issuance and sale of the Notes, we have examined:  (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture, the 2023 Supplemental Indenture and the 2043 Supplemental Indenture; (iii) the Notes; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) each of the Indenture, the 2023 Supplemental Indenture and the 2043 Supplemental Indenture has been duly authorized, executed and delivered by, and

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Notes have been duly authenticated in accordance with the Indenture; (iv) the Company is validly existing under the laws of the State of Indiana; (v) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, the 2023 Supplemental Indenture, the 2043 Supplemental Indenture and the Notes; and (vi) the execution, delivery and performance by the Company of the Indenture, the 2023 Supplemental Indenture, the 2043 Supplemental Indenture and the Notes has been duly authorized by all necessary corporate action on the part of the Company.

Based upon and subject to the foregoing and the other matters set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes, when delivered by the Company in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

We express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP